                                                                 EXHIBIT (a)(11)

[LETTERHEAD OF ZERO CORPORATION]

FOR IMMEDIATE RELEASE                    NEWS RELEASE
---------------------                    CONTACT: George Daniels
                                                  Vice President/CFO
                                                  (800) 423-3868


            ZERO CORPORATION ANNOUNCES REVISED PRELIMINARY RESULTS
                         OF DUTCH AUCTION TENDER OFFER

     LOS ANGELES, CALIFORNIA, March 4, 1996 -- ZERO Corporation (NYSE/PSE:ZRO) announced revised preliminary results today for its Dutch Auction tender offer which expired at 12:00 midnight (New York City time) on February 29, 1996. Based upon revised preliminary information from the depositary for the tender offer, approximately 6,330,000 shares of Common Stock of ZERO were tendered pursuant to the tender offer (including approximately 5,660,000 shares tendered unconditionally and approximately 670,000 shares conditionally tendered). Additionally, based on such information, ZERO expects that approximately 4,000,000 shares of Common Stock will be purchased, at an expected purchase price of $17.75 per share. No proration is expected.

     The final purchase price, the exact number of shares to be purchased and the proration factor (if any) will be determined upon final review of the validity of all tender documentation. Final results of the offer are expected within approximately one week. Payment for shares properly tendered and accepted will be made as promptly as practicable following the determination of the final results of the offer.

     ZERO Corporation primarily serves the electronics industry. ZERO is a leading designer, manufacturer and marketer of engineered products to enclose, cool and protect electronic equipment. ZERO also serves the air cargo industry and produces the famous line of ZERO Halliburton(R) cases for consumers worldwide.

                                      ###

               ZERO Corporation, 444 South Flower, Suite 2100,
                      Los Angeles, California 90071-2922